Exhibit 4.1

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT.

IONIC DIGITAL INC.

WARRANT TO PURCHASE COMMON STOCK

This WARRANT TO PURCHASE COMMON STOCK (this “Warrant”) certifies that, for value received, [_________] or its successors or permitted assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (as defined below) from Ionic Digital Inc., a Delaware corporation (the “Company”), up to the number of shares of Common Stock equal to the Warrant Share Amount (as defined below), subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant will terminate on the date that is five (5) years after the date hereof (the “Expiration Date” and the period from the date hereof to the Expiration Date, the “Exercise Period”). This Warrant is issued in connection with that certain Securities Purchase Agreement, dated [____], by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.  Definitions. As used herein, the following terms shall have the following respective meanings:

(a)  “Black Scholes Adjusted Exercise Price” means, if the Black Scholes Value Per Share is greater than the Current Value, (i) the then-current Exercise Price minus (ii) the difference between (x) the Black Scholes Value Per Share and (y) the Current Value. If the Black Scholes Value Per Share is equal to or less than the Current Value, there shall be no Black Scholes Adjusted Exercise Price.

(b)  “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the Sale Transaction Closing, which value shall be determined by a nationally recognized financial advisory firm mutually selected by the Anchor Investors and reasonably acceptable to the Company (the “Independent Financial Expert”), using the Black Scholes Option Pricing Model for a “call” option, as obtained from the “OVME” function on Bloomberg, L.P., subject to the following assumptions: (i) an underlying price per share of Common Stock equal to the aggregate value of the consideration received in such Sale Event per share of Common Stock; (ii) a strike price equal to the Exercise Price in effect on the Sale Transaction Closing Date; (iii) a risk-free interest rate corresponding to the interpolated rate on the United States Treasury securities with a maturity closest to the remaining term of the Warrant as of the date of consummation of the applicable Sale Event; (iv) a zero cost of borrow; (v) an expected volatility equal to (x) the extent that, as of the trading day immediately preceding any public announcement of the applicable Sale Event, any option to purchase Common Stock listed or quoted for trading, the implied volatility on the option to purchase Common Stock, as obtained using the OMON function on Bloomberg, L.P. (including by reference to the "ask" column), that has (A) a maturity closest to 90 days from the date of the applicable Sale Event and (B) a strike price closest to the Exercise Price, or (y) otherwise, 100%.

(c)  “Black Scholes Value Per Share” means the quotient of (i) the Black Scholes Value divided by (ii) the number of Exercise Shares for which this Warrant is then-exercisable (without giving effect to any reduction due to cashless exercise).

(d)  “Current Value” means (i) the per share price (expressed as a dollar value) payable in respect of each share of Common Stock in connection with such Sale Event (including, for the avoidance of doubt, the Fair Market Value of any non-cash consideration being offered per share of Common Stock in the applicable Sale Event) minus (ii) the then-current Exercise Price.

(e)  “Exercise Price” shall mean $[●]1 per share (subject to the adjustments provided in Section 5 hereof).

(f)  “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 5 below.

(g)  “Fair Market Value” shall mean, as of any date of determination, (i) with respect to the Exercise Shares, the per share fair market value of an Exercise Share determined as follows: (x) if the Exercise Shares are then listed for trading on a national securities exchange, based on the arithmetic average for the last ten (10) consecutive trading days VWAP immediately preceding the date of measurement; or (y) if the Exercise Shares are not so listed for trading on the NYSE, Nasdaq or a U.S. national or regional securities exchange, the average of the reported closing bid and asked prices of such security on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System; provided, however, that if there is otherwise no established trading market for an Exercise Share, then “Fair Market Value” means the value of such Exercise Share as determined reasonably and in good faith by the Board of Directors; provided, that, if the Anchor Investors (the “Requesting Holders”) disagree with the Board of Director’s determination of fair market value by written notice delivered to the Company within thirty (30) days after the determination thereof by the Board of Directors is communicated to the Holder affected thereby, which notice specifies the Requesting Holders’ determination of such fair market value, then the Independent Financial Expert shall determine such fair market value, and such Independent Financial Expert’s determination of such fair market value shall be final, binding and conclusive on the Company and the Holders, with any and all costs and fees of such Independent Financial Expert to be borne by the Company and (ii) with respect to any other asset or property, the fair market value of such asset or property, as determined reasonably and in good faith by the Board of Directors.

(h)  “Warrant Share Amount” shall mean [●]2 shares of Common Stock issuable upon exercise of this Warrant at the Exercise Price (subject to the adjustments provided in Section 5 hereof).

2.  Exercise of Warrant; Vesting.

2.1  This Warrant may be exercised in whole or in part at any time and from time to time during the Exercise Period, by delivery of the following to the Company at its principal address (or at such other address as it may designate by notice in writing to the Holder):

(a)  An executed Notice of Exercise in the form attached hereto as Exhibit A;

(b)  Payment of the Exercise Price in cash (or by appropriate instruction, in the case of a cashless exercise pursuant to Section 17); and

(c)  This Warrant.

[1]	NTD: $63.60 for Tranche 1, $74.20 for Tranche 2 and $87.45 for Tranche 3.
[2]	NTD: Aggregate of 1,006,289 for Tranche 1, 1,006,289 for Tranche 2 and 1,006,289 for Tranche 3, in each case, to be allocated pro rata to the Investors.

2.2  Upon exercise, a certificate or certificates (including in electronic form) or book-entry statement(s) for the Exercise Shares so purchased, registered in the name of the Holder, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised (but in no event later than five (5) Business Days after the Exercise Date (as defined below)). In the event this Warrant is not exercised in full, the Company may issue and deliver to the Holder a new Warrant or Warrants of like tenor (but not less than the tenor remaining under this Warrant), in the name of the Holder, if the Holder so designates, exercisable for the number of Exercise Shares remaining unexercised and otherwise on the same terms and conditions as set forth in this Warrant. The person or entity in whose name any certificate or certificates or book-entry statement(s) for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date (the “Exercise Date”) on which this Warrant was surrendered and payment of the Exercise Price was made in accordance with Section 2.3, irrespective of the date of delivery of such certificate or certificates or book-entry statement(s), except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.3  The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would, when aggregated with all other shares of Common Stock beneficially owned by such Holder at such time, beneficially own shares of Common Stock, in excess of the Beneficial Ownership Limitation (as defined below); provided, however, that (x) upon the Holder providing the Company with at least sixty-one (61) days’ written notice at any time (the “Waiver Election”) that such Holder wishes to waive this Section 2.3 with regard to any or all shares of Common Stock issuable upon exercise of this Warrant, this Section 2.3 shall be of no force or effect with regard to those shares of Common Stock referenced in the Waiver Election, (y) the Holder may, by written notice to the Company (a “Lock-Down Election”), irrevocably elect that the Beneficial Ownership Limitation shall not be subject to increase or waiver for so long as such Holder or any of its Affiliates hold this Warrant, and (z) any Waiver Election or Lock-Down Election shall be personal to the Holder (and its Affiliates) and shall not be binding upon any transferee, assignee, or successor holder of this Warrant that is not an Affiliate of the Holder. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.3 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2.3, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. As used in this Warrant, “Beneficial Ownership Limitation” means 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The provisions of this Section 2.3 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. For the avoidance of doubt, this Section 2.3 shall not restrict the number of shares of Common Stock which the Holder may receive or beneficially own in order to determine the amount of securities or other consideration that the Holder may receive in the event of a Sale Event as contemplated in Section 17.

3.  Covenants of the Company. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens, charges and other encumbrances with respect to the issuance thereof. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise in full of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant in full, the Company will take any and all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.  Representations of Holder.

4.1  Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring this Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of this Warrant and Exercise Shares the Holder is acquiring under this Warrant is being acquired for, and will be held for, its account only.

4.2  Securities Are Not Registered.

(a)  The Holder understands that this Warrant and the Exercise Shares have not been registered under the Securities Act, on the basis that no distribution or public offering of the stock of the Company has been effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities in each case in a transaction that would require registration under the Securities Act. The Holder has no such present intention.

(b)  Except as provided in the Registration Rights Agreement, the Holder recognizes that the Company has no obligation to register this Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration, other than as otherwise agreed by the Holder and the Company.

(c)  The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

4.3  Disposition of Warrant and Exercise Shares.

(a)  The Holder further agrees not to make any disposition of all or any part of this Warrant or Exercise Shares in any event unless and until:

(i)  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement;

(ii)  The Holder and the Company have otherwise agreed to the disposition of all or any part of this Warrant or Exercise Shares, including under the Registration Rights Agreement or a similar agreement (and pursuant to and in accordance with such agreement); or

(iii)  The Holder shall have notified the Company of the proposed disposition and such disposition will not require registration of such Warrant or Exercise Shares under the Securities Act or any applicable state securities laws.

(b)  The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT.

THESE SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5.  Adjustments. For so long as this Warrant remains outstanding, the adjustments set forth in Section 4.4(i), (ii) and (iii) of the Certificate of Designations shall apply mutatis mutandis to the Exercise Price (as if the Exercise Price was the Measurement Price (as defined in the Certificate of Designations)) and the Exercise Shares.

6.  Lock-Up / Transfer Restriction. The Lock-Up Warrants may not be Transferred during the Lock-Up Period; provided, however, that during the Lock-Up Period, the Lock-Up Warrants may be Transferred to the Holder’s Affiliates, so long as any such Affiliate agrees in a writing executed with the Company to be bound by the terms of the Lock-Up contained in the Purchase Agreement; provided, further, that during the Lock-Up Period, the Lock-Up Warrants shall be released from the Lock-Up pursuant to and in accordance with the terms of the Purchase Agreement.

7.  Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant (including as a consequence of any adjustment pursuant hereto). All Exercise Shares (including fractions) issuable upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after such aggregation, the exercise of this Warrant would result in the issuance of a fractional share, the number of Exercise Shares to be issued shall be rounded up to the nearest whole share, and no cash payment or other consideration shall be made in respect of any such fractional share.

8.  No Stockholder Rights. Until the exercise of this Warrant and issuance and delivery of the Exercise Shares, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company (including, without limitation, any rights to receive notices or dividends of stockholders). The Holder shall not, by reason of the ownership or possession of a Warrant, have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted, or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the Exercise Date.

9.  Transfer of Warrant. Subject to the restrictions and covenants contained in Sections 4.3 and 6 above and applicable securities laws, the Holder may transfer all or part of this Warrant to any transferee without the prior written consent of the Company. Any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant applicable to the Holder, and the Holder and any subsequent transferee shall have delivered (and at all times shall be eligible to deliver) to the Company a valid and duly executed IRS Form W-9.

10.  Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11.  Amendments and Waivers. Any term of this Warrant may be amended, waived or modified only with the written consent of the Company and the Holder. Any amendment, waiver or modification effected in accordance with this Section 11 shall be binding upon the Holder, each future holder of this Warrant or the Exercise Shares and the Company.

12.  Notices, etc. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to the Holder at the address listed on the signature page, or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other parties hereto.

13.  Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14.  No Impairment. The Company will not, by amendment of its organizational documents or through reorganization, consolidation, merger, dissolution, sale of assets or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

15.  Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Delaware. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Warrant except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Warrant. The prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be entitled to reasonable and documented attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT, THE EXERCISE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS WARRANT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

16.  Counterparts. This Warrant may be executed in two or more counterparts, which may be delivered by electronic transmission (including delivery of facsimile copies of signatures via email in PDF or similar readily accessible format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.  Sale Event.

17.1  If the Holder has not exercised this Warrant in full prior to, and the fair market value of one Exercise Share (as defined in this Section 17.1) is greater than the applicable Exercise Price as of the consummation of a Sale Event (as defined in this Section 17.1), then the Holder may elect to exercise this Warrant, effective immediately prior to (and contingent upon the consummation of) such Sale Event, as follows (a “Sale Event Election”):

(a)  In lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise, in which event the Company shall issue to the Holder a number of Exercise Shares computed using the following formula:

X = Y (A-B) / A

Where

X = the number of Exercise Shares to be issued to the Holder in connection with an exercise of this Warrant in connection with such Sale Event;

Y = the number of Exercise Shares purchasable under this Warrant (or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised) (at the date of such calculation);

A = the fair market value of one Exercise Share (at the date of such calculation); and

B = the lesser of (i) the Exercise Price (as adjusted to the date of such calculation) and (ii) the Black Scholes Adjusted Exercise Price.

As used in this Section 17, “fair market value” of an Exercise Share means the per share price (expressed as a dollar value) payable in respect of each share of Common Stock in connection with such Sale Event (including, for the avoidance of doubt, the fair market value of any non-cash consideration being offered per share of Common Stock in the applicable Sale Event).

As used in this Section 17, “Sale Event” shall have the meaning ascribed to such term in the Certificate of Designations.

17.2  Notwithstanding anything contained herein to the contrary, but subject to Section 17.4, if, in connection with a Sale Event, the Holder does not make a Sale Event Election, this Warrant shall remain outstanding and exercisable for the kind and amount of shares of stock and other securities or property of the Company or the successor corporation resulting from such Sale Event, or such successor corporation’s or the Company’s parent, that the holders of that number of shares of Common Stock (or other securities) would be entitled to receive in such Sale Event.

17.3  The Company shall, at its expense, deliver written notice relating to a Sale Event (a “Sale Transaction Notice”) to the Holder at least ten (10) Business Days prior to the initial proposed closing date for the closing or consummation of such Sale Event (the “Sale Transaction Closing”, and the actual date of the Sale Transaction Closing, the “Sale Transaction Closing Date”). The Sale Transaction Notice shall (i) describe the terms of the Sale Event in reasonable detail and (ii) specify the anticipated Sale Transaction Closing Date (which in no event may be earlier than the initial proposed Sale Transaction Closing Date used to calculate the ten (10) Business Day period referred to in the immediately prior sentence), and the Company shall not effect any Sale Event prior to the anticipated Sale Transaction Closing Date specified in the Sale Transaction Notice. Notwithstanding the foregoing, the failure by the Company to deliver any Sale Transaction Notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in the Sale Transaction Notice.

17.4  Upon consummation of any Sale Event where the consideration therefor is paid or payable solely in cash (a “Cash Sale Event”), (a) the Company shall pay (or cause to be paid) to the Holder, with respect to each unexercised Warrant (or, if only a portion of any Warrant is unexercised, the portion of such Warrant that is unexercised) outstanding immediately prior to the closing of such Cash Sale Event, cash in an amount per Exercise Share equal to the greater of (i) the excess, if any, of the consideration (calculated on a per share of Common Stock basis (taking into account, for the avoidance of doubt, the Exercise Shares of each Warrant that would be exercisable in connection with such Cash Sale Transaction) and in the aggregate inclusive of any contingent, deferred or escrowed consideration) that is to be paid to the holders of Common Stock as of immediately prior to such closing or to the Company or any of its Subsidiaries (the “Sale Price”) over the Exercise Price (as adjusted to the date of such calculation) and (ii) the Black Scholes Value Per Share; provided that the Holder shall not be entitled to receive any payment hereunder with respect to any portion of the Sale Price that is contingent, deferred or escrowed unless and until such amounts are actually paid to the holders of Common Stock or to the Company or its Subsidiaries, as applicable, and (b) all unexercised Warrants (or, if only a portion of any Warrant is unexercised, the portion of such Warrant that is unexercised) outstanding immediately prior to the closing of such Cash Sale Transaction shall automatically, and without any action on the part of the Holder, be cancelled and terminated for no consideration as of immediately prior to (and contingent upon the consummation of) such Sale Event, other than its obligations under this Section 17.4.

18.  Tax matters.

18.1  The Company shall use commercially reasonable efforts to provide any information reasonably requested by the Holder and necessary to enable the Holder (or its direct or indirect equity owners) to comply with their U.S. federal income tax reporting obligations, including, but not limited to, a determination of the amount of the Company’s current and accumulated earnings and profits in any taxable year where such determination is relevant to determining the amount (if any) of any distribution received by the Holder from the Company that is properly treated as a dividend for U.S. federal income tax purposes. Notwithstanding anything to the contrary in any agreements or documents related to the transactions contemplated by this Warrant, no such agreement or document shall require any Holder or any representative thereof to make available its or their tax returns to the Company or any person for any purposes including in connection with any proceeding or other dispute (whether between the parties or involving third persons). In connection with a Sale Event, if the Holder takes the position that a cashless exercise is a tax-free exchange, and such position is reasonable, the Company agrees not to take any position inconsistent with such treatment.

18.2  The Company shall be entitled to deduct and withhold from the amounts deliverable to the Holder pursuant to this Warrant such amounts, if any, as are required to be deducted and withheld under the Code or any other applicable tax law, including taxes imposed due to the failure of the applicable recipient of such payment to comply with FATCA. To the extent that amounts are so deducted and withheld and duly paid over to the appropriate tax authority, such withheld amounts shall be treated for all purposes as having been delivered to the person in respect of whom such deduction and withholding was made. Prior to the date of any such payment, each Holder shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or appropriate version of Internal Revenue Service Form W-8, as applicable. If and to the extent the Company is required to pay (or otherwise becomes primarily liable for) any withholding taxes in respect of any deemed or constructive dividends or other distributions to the Holder pursuant to this Warrant, the Company shall be entitled to withhold and set off such amount against any subsequent amounts or securities deliverable to the Holder. Prior to withholding any amounts pursuant to this Section 18, the Company shall use commercially reasonable efforts to notify the Holder, and the Company and the Holder shall cooperate in good faith to reduce or eliminate any such withholding. However, until a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or appropriate version of Internal Revenue Service Form W-8, as applicable, has been delivered, the Company shall be entitled to deduct and withhold for taxes at the applicable maximum statutory rate. The Company shall not be obligated to pay any additional amounts to the Holder or beneficial owners of the Warrant as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Warrant (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

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In Witness Whereof, the Company has caused this Warrant to be executed by its duly authorized officer as of the date set forth above.

IONIC DIGITAL INC.

By:
Name:
Title:
Address:

Agreed and Accepted:

HOLDER:

[__________]

By:
Name:
Title:
Address:
E-mail:

EXHIBIT A

NOTICE OF EXERCISE

TO: IONIC DIGITAL INC.

(1) The undersigned hereby elects to purchase ________ shares of Common Stock of Ionic Digital, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and in payment of the Exercise Price therefor (check as many as applicable):

☐	herewith tenders cash payment to the order of the Company in the amount of $_______________ in accordance with Section 2.1 of the Warrant; and/or

☐	hereby instructs the Company to withhold such number of Exercise Shares with a Fair Market Value equal to the Exercise Price in respect of __________of the Exercise Shares purchased hereby, in accordance with the cashless exercise terms of Section 17 the Warrant

(2) This exercise and election shall (check one) □ be immediately effective or □ be effective as of [5:00 p.m. New York City time on [insert date (which date shall not be after the termination of the Warrant in accordance with the Warrant)]][insert other conditions to exercise].

(3) Please issue a certificate or certificates (including in electronic format) representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

____________________________

(Name)

_____________________________________________________

(Address)

(3) Unless a current registration statement under the Securities Act of 1933, as amended, is in effect with respect to the securities to be issued upon exercise of this Warrant, or there is a valid exemption from registration of such securities, the Holder hereby confirms its investment intent as set forth in the Warrant with respect to such securities and acknowledges that the representations and warranties set forth in Section 4 of the Warrant as they apply to the undersigned continue to be true and correct as of this date.

(Date)	(Signature)

(Print name)

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information, including an IRS Form W-9 from the assignee. Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: __________, 20__

Holder’s Signature: _____________

Holder’s Address: _____________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant and/or the Holder’s signature page thereto, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.